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                                                                     Exhibit 4.9

                         DYNAMICS RESEARCH CORPORATION

                          Non Qualified Stock Option
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Non Qualified Stock Option granted by Dynamics Research Corporation, a
Massachusetts corporation (the "Company"), to James P. Regan, an employee of the Company (the "Employee").

1.  Grant of Option.  This certificate evidences the grant by the Company on
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November 1, 1999 to the Employee of an option to purchase, in whole or in part, on the terms provided in this certificate, a total of 250,000 shares of common stock of the Company at $4.44 per share, which is not less than the fair market value of the shares on the date of grant of this option (the "Option"). It is not intended that the option evidenced by this certificate shall be an incentive stock option as defined in section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

The latest time on which this option may be exercised is 5:00 p.m. on November 1, 2009. This option is exercisable in the following installments at or prior to that time:

      50,000  shares on and after    November 1, 1999;
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      50,000  shares on and after    November 1, 2000;
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      50,000  shares on and after    November 1, 2001;
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      50,000  shares on and after    November 1, 2002; and
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      50,000  shares on and after    November 1, 2003.
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2.  Exercise of Option.  Each election to exercise this Option shall be in
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writing, signed by the Employee or Employee's executor or administrator or the person or persons to whom this option is transferred by will or the applicable laws of descent and distribution (the "Legal Representative"), and received by the Company at its principal office, accompanied by this certificate, and payment in full as provided in the Plan. Payment shall be made in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company, through the delivery of shares of the Company's common stock which have been outstanding for at least six months (unless the Committee expressly approves a shorter period) and which have a fair market value on the last business day preceding the date of exercise equal to the exercise price or by any combination of the permissible forms of payment. In the event that this Option is exercised by the Employee's Legal Representative, the Company shall be under no obligation to deliver shares unless and until the Company is satisfied as to the authority of the person or persons exercising this Option.

3.  Notice of Disposition.   The person exercising this Option shall notify the
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Company when making any disposition of the shares acquired upon exercise of this option, whether by sale, gift or otherwise.
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4.  Agreement to Provide Security.  If at the time this Option is exercised the
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Board of Directors determines that under applicable law and regulations the
Company could be liable for the withholding of any federal or state tax with respect to a disposition of any shares acquired upon exercise of this Option, this Option may not be exercised unless the person exercising this Option gives such security as the Board of Directors deems adequate to meet the potential liability of the Company for the withholding of tax and agrees to augment such security from time to time in any amount reasonably determined by the Board of Directors to be necessary to preserve the adequacy of such security.

5.  Nontransferability of Option.  This Option is not transferable by the
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Employee otherwise than by will or the laws of descent and distribution, and is exercisable during the Employee's lifetime only by the Employee.

6.  Terms and Conditions of the Option.  This option is not issued pursuant to
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the Company's 2000 Incentive Plan (the "Plan").  Notwithstanding the foregoing, this Option shall be subject to identical terms and conditions as those contained in the Plan that are applicable to Non Qualified Stock Options, except as provided otherwise in the Employment Agreement dated August 23, 1999 with James Regan or the Change of Control Agreement dated August 23, 1999 with James Regan. A copy of the Plan is furnished to the Employee with this Option for the purpose of disclosing such applicable terms and conditions.

     IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

                                        Dynamics Research Corporation



                                        By: /s/ John S. Anderegg, Jr.
                                        -----------------------------
                                            John S. Anderegg, Jr., Chairman of
                                            the Board

                                        Date:   September 27, 2000
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Accepted:


/s/ James P. Regan
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James P. Regan

Date: September 27, 2000
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